Exhibit 99.1

FOR IMMEDIATE RELEASE

TRI POINTE GROUP ANNOUNCES CLOSING OF THE SALE OF THE PACIFIC HIGHLANDS RANCH EMPLOYMENT SITE

Irvine, California, July 1, 2015

TRI Pointe Homes, Inc. (NYSE: TPH) announced that, on June 30, 2015, its San Diego-based homebuilding division, Pardee Homes, completed the sale of a 15.72 acre employment center located in their Pacific Highlands Ranch master plan community in San Diego County to a subsidiary of Lincoln Property Company.  “We are very pleased to have such a prestigious and experienced developer on board to build out the employment and R&D hub of our Pacific Highlands Ranch master plan community,” said TRI Pointe President, Tom Mitchell.  “This employment center will be an excellent complement to the current and future neighborhoods, parks, and shopping centers located in the area.”

In July 2014, TRI Pointe completed the acquisition of Weyerhaeuser Real Estate Company (“WRECO”) and its five homebuilders, including Pardee Homes.  “The sale of the Pacific Highlands Ranch employment site is a great example of our commitment to unlocking the embedded value from the land that we acquired with the WRECO transaction,” said TRI Pointe CEO, Doug Bauer.

Pacific Highlands Ranch is ideally situated midway between I-5 and I-15 and adjacent to the SR-56 freeway, making this new employment center easily accessible to residents both within and outside the community.  Brig Black, Executive Vice President and San Diego regional partner for Lincoln, indicates that his firm is attracted to the site because of its “prominent, coastal and highly visible location, adjacency to exciting new retail and housing developments, along with best-in-class schools and community facilities.  Moreover, the site is now fully entitled and ready to deliver a development of up 630,000 square feet of Class ‘A’ regional corporate headquarter office or life science campus.”  Lincoln intends to develop a world class, amenity laden, environmentally responsible corporate campus for today’s cutting edge hi-tech, life science or communication companies.

Rick Reeder, Brett Ward and Aric Starck of DTZ’s San Diego office represented the seller, while the buyer represented itself in the purchase.  The DTZ team has a long history of selling both land and existing assets in the Del Mar Heights office submarket, and is involved in leasing over 2 million square feet of the submarket’s existing office product.  “Del Mar Heights is one of San Diego’s most sought-after professional and technology office submarkets and this Pacific Highlands Ranch parcel is the last available land for development within the submarket,” said Reeder.

About TRI Pointe Group

Headquartered in Irvine, Calif., TRI Pointe (NYSE: TPH) is one of the top 10 largest public homebuilders by equity market capitalization in the United States. The company designs, constructs and sells innovative single-family homes and townhomes through its portfolio of six quality brands, which include Maracay Homes of Arizona; Pardee Homes of California and Nevada; Quadrant Homes of Washington; Trendmaker Homes of Texas; TRI Pointe Homes of California and Colorado; and Winchester Homes of Washington DC and Virginia. TRI Pointe Group was honored to receive the 2015 Builder of the Year Award by BUILDER magazine and was named the fastest-growing public homebuilder in the country. In 2014 TRI Pointe was awarded Developer of the Year by Builder & Developer magazine. Additional information is available at www.tripointegroup.com.

Investor Relations Contacts:
Chris Martin, TRI Pointe Group
Drew Mackintosh, Mackintosh Investor Relations
InvestorRelations@TriPointeGroup.com, phone 949-478-8696

Media Contact:
Carol Ruiz, cruiz@newgroundco.com, phone 310-892-4744

About Lincoln Property Company

Lincoln Property Company, founded in 1965 by its chairman Mack Pogue, is a privately-owned real estate firm involved in real estate investment, development, property management and leasing worldwide.  Lincoln employs approximately 4,400 people in 40 administrative offices in the United States and Europe.  Lincoln’s cumulative development efforts have produced over 100 million square feet of commercial space and over 185,000 multifamily residential units.  Lincoln Property Company is one of the largest commercial real estate companies in the world.  Access www.lpc.com  for more information.

About DTZ

DTZ is a global leader in commercial real estate services providing occupiers, tenants and investors around the world with a full spectrum of property solutions. The company’s core capabilities include agency leasing, tenant representation, corporate and global occupier services, property management, facilities management, facility services, capital markets, investment and asset management, valuation,  research, consulting, and project and development management. DTZ provides property management for 1.9 billion square feet, or 171 million square meters, and facilities management for 1.3 billion square feet, or 124 million square meters.  The company completed $63 billion in transaction volume globally in 2014 on behalf of institutional, corporate, government and private clients. Headquartered in Chicago, DTZ has more than 28,000 employees who operate across more than 260 offices in 50 countries and represent the company’s culture of excellence, client advocacy, integrity and collaboration.

DTZ announced an agreement to merge with Cushman & Wakefield in a May 11 press release. The new company, which will operate under the Cushman & Wakefield brand, will have revenues over $5.5 billion, over 43,000 employees and will manage more than 4 billion square feet globally on behalf of institutional, corporate and private clients. The agreement is subject to customary closing conditions and is expected to close before the end of 2015. For further information, visit:  www.dtz.com or follow us on Twitter @DTZ.